Exhibit 14(a)


              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Fiscal Year End and Financial Statements" in the Joint Proxy Statement/Prospectus and to the incorporation by reference of our reports dated June 14, 2002 with respect to the financial statements and financial highlights of the VISION Group of Funds included in its April 30, 2002 Annual Reports to Shareholders, in the Joint Proxy Statement/Prospectus and Statement of Additional Information constituting part of this Registration Statement of VISION Group of Funds on Form N-14.



/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 20, 2003